Exhibit 99.1

FOR IMMEDIATE RELEASE:

For Media Inquiries:	Brad E. Schwartz, Executive Vice President/COO/CFO
(757) 389-5111 or (757) 536-0324

Monarch Financial Holdings Completes $14.7 Million

Investment under TARP Capital Purchase Program

CHESAPEAKE, VIRGINIA. December 19, 2008 – Monarch Financial Holdings, Inc. (NASDAQ:MNRK), parent of Monarch Bank, announced today that it has completed the sale and issuance of $14.7 million in preferred stock to the U.S. Department of the Treasury as part of the TARP Capital Purchase Program. The TARP Capital Purchase Program is a voluntary program designed to provide capital for healthy banks to improve the flow of funds from banks to their customers.

Mr. Brad E. Schwartz, Executive Vice President, stated, “We are extremely proud that the U.S. Treasury chose to make an investment in Monarch and are pleased to be among the initial group of Virginia Banks to complete the transaction. The capital purchase program was established by the U.S. Treasury to attract participation by healthy financial institutions to help stabilize the financial system and increase lending for the benefit of our economy. This capital will give Monarch one of the strongest capital ratios in the marketplace and will further help us assist our clients with their banking needs during our economic recovery.”

The Company issued to the Treasury 14,700 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, and a related 10-year warrant to purchase 264,706 shares of its common stock, with an exercise price of $8.33 per share. Following the capital investment by the Treasury, the Company expects its total risk-based capital ratio of 12.11% at September 30, 2008 to increase to 15.10%.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in Infinex Financial Group (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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